Exhibit 99.1

The New York Times Company Reports 2010 Third-Quarter Results

NEW YORK--(BUSINESS WIRE)--October 19, 2010--The New York Times Company announced today 2010 third-quarter results, which are detailed below.

  Total revenues decreased 2.7 percent in the third quarter of 2010 compared with the third quarter of 2009 as advertising and circulation revenues declined 1.0 percent and 4.8 percent, respectively. Increased digital advertising revenues, which rose 14.6 percent, partially offset a 5.8 percent decrease in print advertising revenues.
  Operating costs excluding depreciation, amortization and severance increased 0.8 percent in the third quarter of 2010 versus the third quarter of 2009. On a GAAP basis, the Company’s operating costs increased 0.1 percent in the third quarter of 2010 versus the third quarter of 2009.
  Operating profit excluding depreciation, amortization, severance and the special items discussed below declined 23.6 percent to $62.0 million in the third quarter of 2010 compared with $81.2 million in the third quarter of 2009. On a GAAP basis, the Company had an operating profit of $9.0 million in the third quarter of 2010 compared with an operating loss of $23.7 million in the third quarter of 2009.
  Diluted earnings per share from continuing operations excluding severance and the special items discussed below were $.07 per share in the third quarter of 2010 compared with $.16 in the same period of 2009. On a GAAP basis, the Company had a diluted loss per share from continuing operations of $.03 per share in the third quarter of 2010 compared with $.24 in the third quarter of 2009.
  The Company reduced its debt and capital lease obligations, net of cash and cash equivalents, by more than one third to approximately $646 million from its balance at the beginning of 2009. The majority of the Company’s debt matures in 2015 or later.

“Our third-quarter results demonstrate our ability to manage our business amidst both uneven economic conditions and a period of intense transition for our industry by investing in our products to reach a broader user base and to better position the Company for its future,” said Janet L. Robinson, president and chief executive officer, The New York Times Company. “At the same time we are cycling past the actions we took last year to re-engineer our cost base. While operating profit, excluding depreciation, amortization, severance and special items, declined year-over-year in the third quarter, year to date through September, operating profit on the same basis grew 45 percent.

“Although we experienced marketplace volatility, it is clear that advertisers are responding to the opportunities to associate their brands with our high quality journalism that engages audiences across multiple, and multiplying, platforms. Online advertising revenue, which rose 15 percent, continued to grow its share of revenue and made up 27 percent of the Company’s total advertising revenues in the third quarter.

“We have remained vigilant in managing our expenses, and we were able to keep our third-quarter operating costs virtually flat with the third quarter last year despite higher compensation costs and newsprint prices, and investments in our digital offerings across the Company. And we continued to improve our liquidity position and generated strong cash flow, finishing the third quarter with approximately $129 million in cash and cash equivalents.

“We remained focused on our comprehensive digital strategy, which includes increasing revenues from our digital sources, introducing new products and innovations that increase user engagement and extending our reach to new audiences across an array of devices. Last week NYTimes.com launched its new app for the iPad, which offers access to more than 25 NYTimes.com sections, all continuously updated throughout the day.

“During the quarter we made significant progress toward the upcoming launch of the pay model for NYTimes.com – building the systems and infrastructure to support the commerce, customer service and product requirements of our cross-platform strategy. We have determined that the model will allow readers referred from third-party sites such as blogs, social media networks and search engines access to that content without triggering the gate, which will preserve NYTimes.com’s significant reach and advertising inventory.

“We recently announced that in the second half of 2011 The Boston Globe will launch a paid subscription Web site, BostonGlobe.com, and that Boston.com will remain free. This two-brand strategy will allow us to better serve consumers and advertisers, will create a second revenue stream and will foster innovation across the sites. Our other New England Media Group property, the Worcester Telegram & Gazette, launched a paid model for its Web site during the third quarter.

“We also announced last month that the Times Company, along with two other major publishers, invested in Ongo Inc., a new venture that will introduce a service that will allow users to read and share digital news and information from multiple publishers.

“The Company is well positioned to thrive in the evolving media marketplace, thanks to the significant progress we have made and continue to make in reinventing our enterprise.”

Comparisons

All quarterly comparisons exclude the results of WQXR-FM, a New York City classical radio station, which was sold in the fourth quarter of 2009. Its results are reported as discontinued operations.

The third-quarter 2010 results from continuing operations included the following special items:

  A $16.1 million ($10.2 million after tax or $.07 per share) charge for a write-down of assets at The Boston Globe’s printing facility in Billerica, Mass., which was consolidated into the Boston, Mass., printing facility in the second quarter of 2009. After exploring different opportunities for the assets at Billerica, the Company entered into an agreement in the third quarter of 2010 to sell the majority of these assets to a third party.
  A $6.3 million ($3.9 million after tax or $.03 per share) charge for an adjustment to estimated pension withdrawal obligations under several multi-employer pension plans at The Boston Globe.

The third-quarter 2009 results from continuing operations included the following special items:

  A $76.1 million ($48.0 million after tax or $.33 per share) charge primarily for estimated pension withdrawal obligations under several multi-employer pension plans as well as a curtailment charge for a Company-sponsored pension plan. The charge was a result of amendments to various collective bargaining agreements at The Boston Globe that allowed the withdrawal from these multi-employer plans and the freezing of benefits under the Company-sponsored plan.
  Tax expense of $11.7 million ($.08 per share) from the reduction of the Company’s deferred tax balances as a result of lower income tax rates.
  A $5.2 million ($3.0 million after tax or $.02 per share) gain on the sale of surplus real estate assets at the Regional Media Group.

In addition to these special items, the Company had $0.5 million ($0.3 million after tax or $.00 per share) in severance costs in the third quarter of 2010 compared with $2.6 million ($1.6 million after tax or $.01 per share) in the third quarter of 2009.

Unless otherwise noted all comparisons are for the third quarter of 2010 to the third quarter of 2009. This release includes non-GAAP financial measures, and the exhibits include a discussion of management’s use of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures.

Third-Quarter Results from Continuing Operations

Revenues

Total revenues decreased 2.7 percent to $554.3 million from $569.5 million. Advertising revenues declined 1.0 percent; circulation revenues declined 4.8 percent; and other revenues declined 1.5 percent.

The increase in digital advertising revenues, which rose 14.6 percent, partially offset a 5.8 percent decrease in print advertising revenues. Circulation revenues were lower primarily due to a decline in copies sold across the News Media Group.

Operating Costs

Operating costs increased 0.1 percent to $522.9 million from $522.2 million. Depreciation and amortization decreased to $30.1 million from $31.3 million.

Excluding depreciation, amortization and severance, operating costs increased 0.8 percent to $492.3 million from $488.3 million. Increases in compensation costs and raw materials expense were mostly offset by lower benefits and various other expenses.

Newsprint expense increased 19.6 percent, with 25.8 percent from higher pricing offset in part by 6.2 percent from lower consumption.

Third-Quarter Business Segment Results

News Media Group

Total News Media Group revenues decreased 3.1 percent to $521.9 million from $538.7 million. Advertising revenues declined 1.7 percent, circulation revenues declined 4.8 percent, and other revenues declined 1.9 percent.

The increase in digital advertising revenues, which rose 21.6 percent, mostly offset a 5.8 percent decrease in print advertising revenues. Circulation revenues were lower primarily due to a decline in copies sold across the News Media Group.

News Media Group operating costs decreased 0.3 percent to $493.4 million from $494.7 million. Excluding depreciation, amortization and severance, operating costs increased 0.5 percent to $465.7 million from $463.6 million as increases in compensation costs and raw materials expense from higher newsprint prices were mostly offset by lower benefits and various other expenses.

Operating profit for the News Media Group was $6.0 million in the third quarter of 2010 compared with a loss of $26.9 million in the third quarter of 2009. Excluding depreciation, amortization, severance and special items, operating profit in the third quarter of 2010 decreased 25.2 percent to $56.2 million from $75.1 million, primarily due to lower revenues.

About Group

About Group revenues increased 5.5 percent to $32.5 million from $30.8 million as growth in display advertising was offset in part by lower cost-per-click advertising.

About Group operating costs increased 9.1 percent to $18.6 million from $17.0 million. Excluding depreciation and amortization, operating costs increased 9.7 percent to $15.7 million from $14.3 million primarily because of higher compensation costs and marketing expenses.

Operating profit rose 1.1 percent to $13.9 million from $13.7 million. Excluding depreciation and amortization, operating profit increased 1.8 percent to $16.8 million from $16.5 million, as higher advertising revenues were offset in part by higher costs.

Other Financial Data

Internet Revenues

Internet businesses include NYTimes.com, About.com, Boston.com and other Company Web sites. In the third quarter, total Internet revenues increased 13.3 percent to $89.4 million from $78.9 million, and Internet advertising revenues increased 14.6 percent to $78.3 million from $68.3 million. Internet advertising revenues at the News Media Group increased 21.6 percent to $47.4 million from $39.0 million mainly due to strong growth in national display advertising. In total, Internet businesses accounted for 16.1 percent of the Company’s revenues for the third quarter of 2010 versus 13.9 percent for the third quarter of 2009.

For the first nine months of 2010, the Company’s Internet revenues increased 16.5 percent to $274.1 million from $235.4 million in the same period in 2009, and Internet advertising revenues increased 18.1 percent to $240.7 million from $203.9 million. Internet advertising revenues at the News Media Group increased 17.4 percent to $144.7 million from $123.2 million mainly due to strong growth in national display advertising. In total, Internet businesses accounted for 15.8 percent of the Company’s revenues for the first nine months of 2010 versus 13.4 percent for first nine months of 2009.

Joint Ventures

Income from joint ventures was $5.5 million compared with $7.5 million in the third quarter of 2009. An increase in income from higher paper selling prices at a paper mill in which the Company has an investment was more than offset by lower earnings at other investments.

Interest Expense-net

Interest expense, net decreased mainly as a result of lower average debt outstanding.

Income Taxes

The Company had an effective tax rate benefit of 32.8 percent in the third quarter of 2010. The lower effective tax rate was driven by lower state tax rates applied to the special items in the third quarter of 2010. The effective tax rate for the first nine months of 2010 was 54.8 percent, primarily because of a $10.9 million one-time tax charge for the reduction in future tax benefits for retiree health benefits resulting from the federal health care legislation enacted in the first quarter of 2010.

The Company had an income tax benefit of $2.5 million (effective tax rate of 6.7 percent) on a pre-tax loss of $37.2 million in the third quarter of 2009 and an income tax benefit of $41.9 million (effective tax rate of 37.5 percent) on a pre-tax loss of $111.6 million in the first nine months of 2009. The tax benefit in the third quarter and first nine months of 2009 was unfavorably affected by $11.7 million in tax expense due to the reduction of the Company’s deferred tax asset balances as a result of lower income tax rates.

Cash and Total Debt and Capital Lease Obligations

The following table details the maturities and carrying values of the Company's debt and capital lease obligations, net of cash and cash equivalents as of September 26, 2010.

(in thousands)
2012 4.61% medium-term notes	$75,000
2015 5.0% notes and 14.053% notes	500,000
2019 Option to repurchase ownership interest in headquarters building	250,000
Total	$825,000
Unamortized amounts	(57,248)
Carrying value of debt	$767,752
Capital lease obligations	6,730
Total debt and capital lease obligations	$774,482
Less: Cash and cash equivalents	128,641
Debt and capital lease obligations, net of cash and cash equivalents	$645,841

As of the end of the third quarter of 2010, excluding letters of credit, there were no outstanding borrowings under the Company’s $400.0 million revolving credit facility.

The $250 million aggregate principal amount of the 14.053% notes due 2015 may be called on or after January 15, 2012, at an initial redemption price of 105% of the outstanding principal amount, plus accrued interest. Given the terms, the Company currently intends to repay or refinance these notes at the earliest practicable date after January 15, 2012, depending on available financing or other sources of cash at the time.

Capital Expenditures

Capital expenditures totaled approximately $9 million in the third quarter of 2010. Year-to-date capital expenditures totaled approximately $19 million.

Fourth-Quarter and Full Year 2010 Expectations

Based on results in the first half of October, fourth-quarter revenue trends for print advertising are expected to improve modestly from the levels of the third quarter, while digital advertising is expected to be up approximately 10 percent. Similar to the third quarter, circulation revenues are expected to decrease between 4 and 5 percent.

The Company remains vigilant in managing its operating expenses, and expects fourth-quarter operating costs to decline, and operating costs excluding depreciation, amortization and severance to be comparable, to the same period last year, despite significantly higher newsprint prices and costs associated with the launch of the NYTimes.com pay model. The decrease in operating costs on a GAAP basis will be due in large part to a comparison of approximately $25 million in severance costs in the fourth quarter of 2009.

The Company believes that its newsprint price variance will continue to be unfavorable on a year-over-year basis in the fourth quarter. The Company expects higher newsprint prices, excluding a favorable impact on operating expenses of lower consumption, will negatively impact operating expense by approximately $13 million.

In addition, the Company expects the following on a pre-tax basis in 2010:

  Depreciation and amortization: $120 to $125 million,
  Capital expenditures: $40 to $45 million,
  Interest expense, net: $85 to $90 million, and
  Income from joint ventures: $8 to $10 million, excluding a gain of approximately $13 million (the Company’s share is approximately $10 million) from the sale of an asset at one of the paper mills in which the Company has an investment.

Conference Call Information

The Company’s third-quarter 2010 earnings conference call will be held on Tuesday, October 19, at 11:00 a.m. E.T. To access the call, dial 800-213-8536 (in the U.S.) and 719-457-6823 (international callers). Participants should dial into the conference call approximately 10 minutes before the start time. Online listeners can link to the live webcast at www.nytco.com/investors.

An archive of the webcast will be available beginning two hours after the call at www.nytco.com/investors, and a transcript of the call will also be posted. The archive and transcript will be available for approximately three months.

An audio replay will be available at 888-203-1112 (in the U.S.) and 719-457-0820 (international callers) beginning approximately two hours after the call until 5 p.m. E.T. on Wednesday, October 20. The access code is 2219349.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include national and local conditions, as well as competition, that could influence the levels (rate and volume) of retail, national and classified advertising and circulation generated by our various markets, material increases in newsprint prices and the development of our digital businesses. They also include other risks detailed from time to time in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 27, 2009. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The New York Times Company (NYSE: NYT), a leading media company with 2009 revenues of $2.4 billion, includes The New York Times, the International Herald Tribune, The Boston Globe, 15 other daily newspapers and more than 50 Web sites, including NYTimes.com, Boston.com and About.com. The Company’s core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment.

Exhibits:	Condensed Consolidated Statements of Operations
Segment Information
News Media Group Revenues by Operating Segment
Advertising Revenues by Category
Footnotes
Reconciliation of Non-GAAP Information

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)

	Third Quarter			Nine Months
	2010	2009	% Change	2010	2009	% Change
Revenues
Advertising	$286,980	$289,891	-1.0%	$914,518	$938,273	-2.5%
Circulation	229,148	240,766	-4.8%	700,819	697,156	0.5%
Other (a)	38,205	38,805	-1.5%	116,450	123,859	-6.0%
Total	554,333	569,462	-2.7%	1,731,787	1,759,288	-1.6%

Operating costs
Production costs	237,384	240,256	-1.2%	715,035	783,075	-8.7%
Selling, general and administrative costs	255,440	250,681	1.9%	781,044	841,554	-7.2%
Depreciation and amortization	30,100	31,306	-3.9%	90,816	102,438	-11.3%
Total	522,924	522,243	0.1%	1,586,895	1,727,067	-8.1%

Write-down of assets (b)	16,148	-	N/A	16,148	-	N/A

Pension withdrawal and curtailment expense (c)	6,268	76,110	-91.8%	6,268	82,955	-92.4%

Gain on sale of assets (d)	-	5,198	N/A	-	5,198	N/A

Loss on leases (e)	-	-	N/A	-	16,363	N/A

Operating profit/(loss)	8,993	(23,693)	*	122,476	(61,899)	*

Income from joint ventures (f)	5,482	7,498	-26.9%	22,271	20,335	9.5%

Gain on sale of investment (g)	-	-	N/A	9,128	-	N/A

Interest expense, net	20,627	21,028	-1.9%	61,825	60,830	1.6%

Premium on debt redemption (h)	-	-	N/A	-	9,250	N/A

(Loss)/income from continuing operations before
income taxes	(6,152)	(37,223)	-83.5%	92,050	(111,644)	*

Income tax (benefit)/expense (i)	(2,018)	(2,482)	-18.7%	50,444	(41,853)	*

(Loss)/income from continuing operations	(4,134)	(34,741)	-88.1%	41,606	(69,791)	*

(Loss)/income from discontinued operations,
net of income taxes (j)	(224)	(994)	-77.5%	13	(1,049)	*

Net (loss)/income	(4,358)	(35,735)	-87.8%	41,619	(70,840)	*

Net loss/(income) attributable to the noncontrolling interest	97	111	-12.6%	(1,054)	(188)	*

Net (loss)/income attributable to The New York Times Company common stockholders	$(4,261)	$(35,624)	-88.0%	$40,565	$(71,028)	*

Amounts attributable to The New York Times
Company common stockholders:
(Loss)/income from continuing operations	$(4,037)	$(34,630)	-88.3%	$40,552	$(69,979)	*
(Loss)/income from discontinued operations	(224)	(994)	-77.5%	13	(1,049)	*
Net (loss)/income	$(4,261)	$(35,624)	-88.0%	$40,565	$(71,028)	*

Average Number of Common Shares Outstanding:
Basic	145,803	144,335	1.0%	145,533	144,074	1.0%
Diluted	145,803	144,335	1.0%	153,092	144,074	6.3%

Basic Earnings/(Loss) Per Share attributable to The New York
Times Company common stockholders:
(Loss)/income from continuing operations	$(0.03)	$(0.24)	-87.5%	$0.28	$(0.48)	*
Loss from discontinued operations	0.00	(0.01)	N/A	0.00	(0.01)	N/A
Net (loss)/income	$(0.03)	$(0.25)	-88.0%	$0.28	$(0.49)	*

Diluted Earnings/(Loss) Per Share attributable to The New York
Times Company common stockholders:
(Loss)/income from continuing operations	$(0.03)	$(0.24)	-87.5%	$0.26	$(0.48)	*
Loss from discontinued operations	0.00	(0.01)	N/A	0.00	(0.01)	N/A
Net (loss)/income	$(0.03)	$(0.25)	-88.0%	$0.26	$(0.49)	*

Dividends Per Share	$0.00	$0.00	N/A	$0.00	$0.00	N/A

* Represents an increase or decrease in excess of 100%.

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
SEGMENT INFORMATION
(Dollars in thousands)

	Third Quarter			Nine Months
	2010	2009	% Change	2010	2009	% Change

Revenues
News Media Group	$521,868	$538,690	-3.1%	$1,630,935	$1,674,531	-2.6%
About Group	32,465	30,772	5.5%	100,852	84,757	19.0%
Total	$554,333	$569,462	-2.7%	$1,731,787	$1,759,288	-1.6%

Operating Profit/(Loss)
News Media Group	$6,046	$(26,916)	*	$108,914	$(60,228)	*
About Group	13,876	13,729	1.1%	45,782	32,910	39.1%
Corporate	(10,929)	(10,506)	4.0%	(32,220)	(34,581)	-6.8%
Total	$8,993	$(23,693)	*	$122,476	$(61,899)	*

Operating Profit/(Loss) Before Depreciation & Amortization, Severance & Special Items (k)
News Media Group	$56,153	$75,081	-25.2%	$215,623	$156,152	38.1%
About Group	16,799	16,496	1.8%	54,457	41,608	30.9%
Corporate	(10,929)	(10,407)	5.0%	(32,217)	(33,798)	-4.7%
Total	$62,023	$81,170	-23.6%	$237,863	$163,962	45.1%

* Represents an increase in excess of 100%.

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
NEWS MEDIA GROUP REVENUES BY OPERATING SEGMENT
(Dollars in thousands)

	2010
		%		%
		Change vs.		Change vs.
	Third Quarter	2009	Nine Months	2009

The New York Times Media Group
Advertising	$166,076	1.6%	$536,423	-1.8%
Circulation	167,838	-4.2%	514,075	1.1%
Other	21,012	-9.6%	65,575	-12.2%
Total	$354,926	-1.9%	$1,116,073	-1.2%

New England Media Group
Advertising	$49,177	-8.8%	$152,746	-9.2%
Circulation	42,659	-7.1%	126,095	1.3%
Other	10,983	12.0%	31,841	3.4%
Total	$102,819	-6.2%	$310,682	-4.0%

Regional Media Group
Advertising	$40,807	-5.6%	$129,339	-9.7%
Circulation	18,651	-4.8%	60,649	-5.5%
Other	4,665	7.5%	14,192	-1.0%
Total	$64,123	-4.5%	$204,180	-7.9%

Total News Media Group
Advertising	$256,060	-1.7%	$818,508	-4.6%
Circulation	229,148	-4.8%	700,819	0.5%
Other (a)	36,660	-1.9%	111,608	-6.8%
Total	$521,868	-3.1%	$1,630,935	-2.6%

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY
ADVERTISING REVENUES BY CATEGORY
(Dollars in thousands)

	2010
		%		%
		Change vs.		Change vs.
	Third Quarter	2009	Nine Months	2009

News Media Group
National	$141,156	4.6%	$456,263	0.4%
Retail	58,832	-9.3%	189,025	-10.3%
Classified:
Help-Wanted	9,352	0.3%	28,759	-6.5%
Real Estate	15,821	-8.9%	50,269	-16.5%
Automotive	9,029	-20.7%	28,803	-13.4%
Other	11,925	-8.1%	37,437	-6.5%
Total Classified	46,127	-9.6%	145,268	-11.6%
Other	9,945	2.7%	27,952	-0.4%
Total News Media Group	256,060	-1.7%	818,508	-4.6%

About Group	30,920	5.3%	96,010	19.0%

Total Company	$286,980	-1.0%	$914,518	-2.5%

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Dollars in thousands)

(a)	Other revenues consist primarily of revenues from news services/syndication, commercial printing, rental income and digital archives.

(b)

In the third quarter of 2010, the Company recorded a $16.1 million charge for a write-down of assets at The Boston Globe's printing facility in Billerica, Mass., which was consolidated into the Boston, Mass., printing facility in the second quarter of 2009. After exploring different opportunities for the assets at Billerica, the Company entered into an agreement in the third quarter of 2010 to sell the majority of these assets to a third party.

(c)

In the third quarter of 2010, the Company recorded a $6.3 million charge for an adjustment to estimated pension withdrawal obligations under several multi-employer pension plans at The Boston Globe. In the third quarter of 2009, the Company recorded a $76.1 million charge primarily for estimated pension withdrawal obligations under several multi-employer pension plans as well as a curtailment charge for a Company-sponsored pension plan. The charge was a result of amendments to various collective bargaining agreements at The Boston Globe that allowed the withdrawal from these multi-employer plans and the freezing of benefits under the Company-sponsored plan. In addition, in the second quarter of 2009, the Company recorded a $6.8 million charge for a pension withdrawal obligation under a multi-employer pension plan related to the closure of City & Suburban, the Company's retail and newsstand distribution subsidiary that was closed in early January 2009, as well as a curtailment charge resulting from freezing benefits under a Company-sponsored pension plan.

(d)	In the third quarter of 2009, the Company recorded a gain on the sale of surplus real estate assets of $5.2 million at the Regional Media Group.

(e)	In the first quarter of 2009, the Company recorded an estimated loss on leases of $16.4 million at City & Suburban. In the fourth quarter of 2009, the Company recorded an adjustment of $6.5 million to this estimate.

(f)	In the first quarter of 2010, the Company recorded a $12.7 million pre-tax gain from the sale of an asset at one of the paper mills in which the Company has an investment. The Company's share of the pre-tax gain, after eliminating the noncontrolling interest portion, is $10.2 million.

(g)	In the second quarter of 2010, the Company sold 50 of its 750 units in New England Sports Ventures, LLC (“NESV”) resulting in a pre-tax gain of $9.1 million. Following the sale, the Company’s ownership interest in NESV is 16.57%. The Company intends to continue to explore the sale of its remaining interest in NESV, in whole or in parts.

(h)	In the second quarter of 2009, the Company recorded a $9.3 million charge for a premium on the redemption of the Company's $250.0 million of notes, which was completed in April 2009.

(i)	In the first quarter of 2010, the Company recorded a $10.9 million one-time tax charge for the reduction in future tax benefits for retiree health benefits resulting from the recently enacted federal health care legislation. In the third quarter of 2009, the Company recorded tax expense of $11.7 million from the reduction of its deferred tax balances as a result of lower income tax rates.

(j)	In the fourth quarter of 2009, the Company sold WQXR-FM, its New York City classical radio station. The results for WQXR-FM, which had previously been included in The New York Times Media Group, are now classified as discontinued operations for all periods presented. In the third quarter of 2010, the Company had a loss from discontinued operations as a result of changes to certain estimates included in the gain on the sale.

	Results for WQXR-FM were as follows:

		Third Quarter		Nine Months
		2010	2009	2010	2009
	Revenues	$-	$1,159	$-	$4,840
	Pre-tax loss	$-	$(1,745)	$-	$(1,842)
	Income tax benefit	-	(751)	-	(793)
	Loss from discontinued
	operations, net of income taxes	-	(994)	-	(1,049)
	(Loss)/gain on sale, net of income taxes:
	(Loss)/gain on sale	(394)	-	16	-
	Income tax (benefit)/expense	(170)	-	3	-
	(Loss)/gain on sale, net of income taxes	(224)	-	13	-
	(Loss)/income from discontinued operations,
	net of income taxes	$(224)	$(994)	$13	$(1,049)

(k)	See "Reconciliation of Non-GAAP Information" for reconciliations of operating profit/(loss) to operating profit/(loss) before depreciation, amortization, severance and special items.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

In this release, the Company has included non-GAAP financial information with respect to diluted earnings/(loss) per share from continuing operations excluding severance and special items (if any), operating profit/(loss) before depreciation, amortization, severance and special items (if any) and operating costs before depreciation, amortization, severance and raw materials. The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported diluted earnings/(loss) per share from continuing operations, operating profit/(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.

Diluted earnings/(loss) per share from continuing operations excluding severance and special items provide useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Operating profit/(loss) before depreciation, amortization, severance and special items is useful in evaluating the Company’s ongoing performance of its businesses as it excludes the significant non-cash impact of depreciation and amortization as well as items not indicative of ongoing operating activities. Total operating costs include depreciation, amortization, severance and raw materials. Total operating costs excluding these items provide investors with helpful supplemental information on the Company's underlying operating costs that is used by management in its financial and operational decision-making.

Reconciliations of these non-GAAP financial measures from, respectively, diluted earnings/(loss) per share from continuing operations, operating profit/(loss) and operating costs, the most directly comparable GAAP items, are set out in the tables below.

Reconciliation of diluted earnings per share from continuing operations excluding severance and special items

	Third Quarter
	2010	2009	% Change

Diluted loss per share
from continuing operations	$(0.03)	$(0.24)	-87.5%

Add:

Severance	0.00	0.01

Special items:
Write-down of assets	0.07	0.00
Pension withdrawal and curtailment expense	0.03	0.33
Tax adjustment	0.00	0.08
Gain on sale of assets	0.00	(0.02)
Diluted earnings per share from continuing
operations excluding severance and special items	$0.07	$0.16	-56.3%

Reconciliation of operating profit/(loss) before depreciation & amortization, severance and special items

	Third Quarter 2010
	News Media Group	About Group	Corporate	Total Company

Operating profit/(loss)	$6,046	$13,876	$(10,929)	$8,993

Add:
Depreciation & amortization	27,177	2,923	-	30,100

Severance	514	-	-	514

Special items:
Write-down of assets	16,148	-	-	16,148
Pension withdrawal expense	6,268	-	-	6,268

Operating profit/(loss) before depreciation &
amortization, severance and special items	$56,153	$16,799	$(10,929)	$62,023

	Third Quarter 2009
	News Media Group	About Group	Corporate	Total Company

Operating (loss)/profit	$(26,916)	$13,729	$(10,506)	$(23,693)

Add:

Depreciation & amortization	28,539	2,767	-	31,306

Severance	2,546	-	99	2,645

Special items:
Pension withdrawal and curtailment expense	76,110	-	-	76,110
Gain on sale of assets	(5,198)	-	-	(5,198)

Operating profit/(loss) before depreciation &
amortization, severance and special items	$75,081	$16,496	$(10,407)	$81,170

	% Change
	News Media Group	About Group	Corporate	Total Company

Operating profit/(loss)	*	1.1%	4.0%	*

Add:

Depreciation & amortization	-4.8%	5.6%	N/A	-3.9%

Severance	-79.8%	N/A	N/A	-80.6%

Special items:
Write-down of assets	N/A	N/A	N/A	N/A
Pension withdrawal and curtailment expense	-91.8%	N/A	N/A	-91.8%
Gain on sale of assets	N/A	N/A	N/A	N/A
Operating profit/(loss) before depreciation &
amortization, severance and special items	-25.2%	1.8%	5.0%	-23.6%

* Represents an increase in excess of 100%.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Reconciliation of operating profit/(loss) before depreciation & amortization, severance and special items

	Nine Months 2010
	News Media Group	About Group	Corporate	Total Company

Operating profit/(loss)	$108,914	$45,782	$(32,220)	$122,476

Add:

Depreciation & amortization	82,141	8,675	-	90,816

Severance	2,152	-	3	2,155

Special items:
Write-down of assets	16,148	-	-	16,148
Pension withdrawal expense	6,268	-	-	6,268
Operating profit/(loss) before depreciation &
amortization, severance and special items	$215,623	$54,457	$(32,217)	$237,863

	Nine Months 2009
	News Media Group	About Group	Corporate	Total Company

Operating (loss)/profit	$(60,228)	$32,910	$(34,581)	$(61,899)

Add:

Depreciation & amortization	94,098	8,340	-	102,438

Severance	28,162	358	783	29,303

Special items:
Pension withdrawal and curtailment expense	82,955	-	-	82,955
Gain on sale of assets	(5,198)	-	-	(5,198)
Loss on leases	16,363	-	-	16,363
Operating profit/(loss) before depreciation &
amortization, severance and special items	$156,152	$41,608	$(33,798)	$163,962

	% Change
	News Media Group	About Group	Corporate	Total Company

Operating profit/(loss)	*	39.1%	-6.8%	*

Add:

Depreciation & amortization	-12.7%	4.0%	N/A	-11.3%

Severance	-92.4%	N/A	-99.6%	-92.6%

Special items:
Write-down of assets	N/A	N/A	N/A	N/A
Pension withdrawal and curtailment expense	-92.4%	N/A	N/A	-92.4%
Gain on sale of assets	N/A	N/A	N/A	N/A
Loss on leases	N/A	N/A	N/A	N/A
Operating profit/(loss) before depreciation &
amortization, severance and special items	38.1%	30.9%	-4.7%	45.1%

* Represents an increase in excess of 100%.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Reconciliation of total Company operating costs before depreciation & amortization, severance and raw materials

	Third Quarter
	2010	2009	% Change
Total Company

Operating costs	$522,924	$522,243	0.1%

Less:

Depreciation & amortization	30,100	31,306

Severance	514	2,645

Operating costs before depreciation &
amortization and severance	492,310	488,292	0.8%

Less:

Raw materials	39,571	31,901

Operating costs before depreciation & amortization,
severance and raw materials	$452,739	$456,391	-0.8%

Reconciliation of News Media Group operating costs before depreciation & amortization and severance

	Third Quarter
	2010	2009	% Change
News Media Group

Operating costs	$493,406	$494,694	-0.3%

Less:
Depreciation & amortization	27,177	28,539

Severance	514	2,546

Operating costs before depreciation &
amortization and severance	$465,715	$463,609	0.5%

Reconciliation of About Group operating costs before depreciation & amortization

	Third Quarter
	2010	2009	% Change
About Group

Operating costs	$18,589	$17,043	9.1%

Less:

Depreciation & amortization	2,923	2,767

Operating costs before depreciation &
amortization	$15,666	$14,276	9.7%

This press release can be downloaded from www.nytco.com

CONTACT:
The New York Times Company
For Investors:
Paula Schwartz, 212-556-5224
paula.schwartz@nytimes.com
or
For Media:
Abbe Serphos, 212-556-4425
serphos@nytimes.com